Exhibit 99.1

Ensysce Biosciences, Inc. Announces Closing of $7 Million Public Offering

SAN DIEGO, CA / ACCESSWIRE / May 12, 2023 / Ensysce Biosciences, Inc. (NASDAQ: ENSC) (the “Company”), a clinical-stage biotech company applying transformative chemistry to improve prescription drug safety to reduce abuse and overdose, announced today the closing of the previously announced public offering of an aggregate of 1,800,876 shares of its common stock (or pre-funded warrants in lieu thereof), Series A-1 warrants to purchase up to 1,800,876 shares of common stock and Series A-2 warrants to purchase 1,800,876 shares of common stock, at a combined public offering price of $3.887 per share (or pre-funded warrant in lieu thereof) and accompanying warrants. The Series A-1 warrants have an exercise price of $3.637 per share, are exercisable immediately upon issuance and will expire five years from the date of issuance, and the Series A-2 warrants have an exercise price of $3.637 per share, are exercisable immediately upon issuance and will expire eighteen months from the date of issuance.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The gross proceeds to the Company from this offering were approximately $7 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for the further clinical development of their product candidates and for working capital and other general corporate purposes.

The securities described above were offered pursuant to a registration statement on Form S-1 (File No. 333-271480), which was declared effective by the Securities and Exchange Commission (the “SEC”) on May 9, 2023. The offering was made only by means of a prospectus which forms a part of the effective registration statement. A preliminary prospectus relating to the offering has been filed with the SEC. Electronic copies of the final prospectus will be filed with the SEC and may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

In connection with the offering, the Company also has amended certain existing warrants to purchase up to an aggregate of 210,085 shares of the Company's common stock that were previously issued in September 2021 through December 2022 at exercise prices ranging from $16.80 to $187.20 per share at an additional offering price of $0.125 per amended warrant. The amended warrants have a reduced exercise price of $3.637 per share.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Ensysce Biosciences, Inc.

Ensysce Biosciences is a clinical-stage biotech company using its proprietary technology platforms to develop safer prescription drugs. Leveraging its Trypsin-Activated Abuse Protection (TAAP) and Multi-Pill Abuse Resistance (MPAR™) platforms, the Company is in the process of developing a unique, tamper-proof treatment option for pain that minimizes the risk of both opioid drug abuse and accidental or intentional overdose. Ensysce’s products are anticipated to provide safer options to treat patients suffering from severe pain and assist in preventing deaths caused by medication abuse. The platforms are covered by an extensive worldwide intellectual property portfolio for a wide array of prescription drug compositions. For more information, please visit www.ensysce.com.

Forward-Looking Statements

This release includes “forward-looking statements,” including statements relating to the registered direct offering, the concurrent private placement and the use of proceeds therefrom. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under the Company’s control, such as market and other conditions. All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as statements regarding the consummation of the offering, the satisfaction of closing conditions and the use of proceeds from the offering, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements. Except as required by law, the Company expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements. The Company cautions you that these forward-looking statements are inherently subject to certain risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. These risks include the risks described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Investor Contact

Ensysce Biosciences Company Contact:

Lynn Kirkpatrick, Ph.D.

Chief Executive Officer

(858) 263-4196

Ensysce Biosciences Investor Relations Contact:

MZ Group North America

Shannon Devine

203-741-8811

ENSC@mzgroup.us

SOURCE: Ensysce Biosciences, Inc.

Source: Ensysce Biosciences Inc.